Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE1 Group 1
Payment Date	07/25/2003

Servicing Certificate
Beginning Pool Balance	70,308,410.03
Beginning PFA	0.00
Ending Pool Balance	66,672,377.74
Ending PFA Balance	-
Principal Collections	4,380,992.16
Principal Draws	830,526.67
Net Principal Collections	3,550,465.49
Active Loan Count	2,997

Interest Collections	350,131.81

Weighted Average Net Loan Rate	4.52000%
Substitution Adjustment Amount	0.00

Note Rate	1.28500%

Term Notes	Amount	Factor
Beginning Balance	67,012,774.84	0.2978346
Ending Balance	63,505,218.17	0.2822454
Principal	3,507,556.67	15.5891408
Interest	71,759.51	0.3189312
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	312,904.52

Beginning Overcollateralization Amount	3,295,635.19
Overcollateralization Amount Increase (Decrease)	(128,475.62)
Outstanding Overcollateralization Amount	3,167,159.57
Target Overcollateralization Amount	3,167,159.57

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	1,222,415.23	38	1.83%
Delinquent Loans (60 Days)*	614,251.14	21	0.92%
Delinquent Loans (90 Days) *	358,823.82	13	0.54%
Delinquent Loans (120 Days)*	307,534.25	8	0.46%
Delinquent Loans (150 Days)*	123,006.07	4	0.18%
Delinquent Loans (180+ Days)*	833,626.35	23	1.25%
Foreclosed Loans	218,272.95	9	0.33%
REO	0.00	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcies

	Liquidation To-Date
Beginning Loss Amount	4,912,813.51
Current Month Loss Amount	85,566.80
Current Month Principal Recovery	33,336.64
Net Ending Loss Amount	4,965,043.67

	Net Recoveries to Date
Beginning Net Principal Recovery Amount	201,285.04
Current Month Net Principal Recovery Amount	33,336.64
Net Ending Principal Recovery Amount	234,621.68

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Deposit to Funding Account	-
Payment for Additional Purchases	-
Ending Funding Account Balance to Notes	-
Ending Funding Account Balance as of Payment Date	-
Interest earned for Collection Period	-
Interest withdrawn related to prior Collection Period	-

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00